UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERESEARCHTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1818 Market Street Philadelphia, PA 19103 (215) 972-0420	22-3264604
(State or Other Jurisdiction of Incorporation or Organization)	(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Keith D. Schneck

Executive Vice President and

Chief Financial Officer

eResearchTechnology, Inc.

1818 Market Street

Philadelphia, PA 19103

(215) 972-0420

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy To:

Scott R. Haber

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

(415) 391-0600

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Small reporting company	☐

DEREGISTRATION OF SECURITIES

On October 4, 1999, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, Registration No. 333-88361 (the “Registration Statement”), for the sale by certain of the shareholders of the Registrant of up to an aggregate of 2,678,000 shares of common stock, par value $0.01 per share, of the Registrant.

On July 3, 2012, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 9, 2012, by and among the Registrant, Explorer Holdings, Inc. and Explorer Acquisition Corp., a wholly-owned subsidiary of Explorer Holdings, Inc., Explorer Acquisition Corp. merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Explorer Holdings, Inc. (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the common stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, State of Pennsylvania, on the 3rd day of July, 2012.

ERESEARCHTECHNOLOGY, INC.

By:	/s/ Jeffrey S. Litwin, MD
Name: Jeffrey S. Litwin, MD
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeffrey S. Litwin, MD Jeffrey S. Litwin, MD	President and Chief Executive Officer (Principal Executive Officer)	July 3, 2012

/s/ Keith D. Schneck Keith D. Schneck	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	July 3, 2012

/s/ Robert J. Weltman Robert J. Weltman	Director	July 3, 2012